EXHIBIT 99.1
For further information,
contact
Jack B. Lay
Senior Executive Vice
President and
Chief Financial Officer
(636) 736-7000
FOR IMMEDIATE RELEASE
REINSURANCE GROUP OF AMERICA ANNOUNCES
PRICING OF OFFERING OF CLASS A COMMON STOCK
ST. LOUIS, October 30, 2008 — Reinsurance Group of America, Incorporated (NYSE: RGA.A and RGA.B) (“RGA”) announced today that it priced a public offering of 8,900,000 shares of its class A common stock at $33.89 per share. As previously announced, the public offering was made in conjunction with the decision by the Standard & Poor’s Corporation to include RGA in the S&P MidCap 400 Index. RGA also has granted the underwriters a 30-day option to purchase up to an additional 1,335,000 shares at the public offering price. RGA expects to use the net proceeds from the offering to pursue reinsurance opportunities and for general corporate purposes. The offering is scheduled to be completed on November 4, 2008.
The joint book-running managers for this offering are Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC is serving as lead manager. The offering will be made pursuant to a registration statement filed by RGA with the Securities and Exchange Commission on February 10, 2006, as amended on September 24, 2008.
This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of class A common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.
A copy of the prospectus and prospectus supplement relating to the shares of class A common stock offered in this offering may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037, or from Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick Street 2/F, New York, NY 10014 or by email at prospectus@morganstanley.com. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement and other documents that RGA has filed with the Securities and Exchange Commission for more complete information about RGA and this offering. Investors may obtain these documents for free by visiting the EDGAR system on the SEC’s website at www.sec.gov or by emailing prospectus@morganstanley.com with your request.
About RGA
RGA, through its various operating subsidiaries, is among the largest global providers of life reinsurance. RGA has subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom, and the United States. Worldwide, RGA has approximately $2.2 trillion of life reinsurance in force, and assets of $21.8 billion.